EXHIBIT 99.1

EMPIRE PETROLEUM ANNOUNCES FULL SUBSCRIPTION OF RIGHTS OFFERING

TULSA, Okla., March 19, 2026 -- (BUSINESS WIRE) -- Empire Petroleum Corporation (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, announced today that its previously announced rights offering (the “Rights Offering”) was fully subscribed. The subscription period for the Rights Offering expired at 5:00 p.m., Eastern Time, on March 18, 2026.

The Company received subscriptions for more than 100% of the securities available in the Rights Offering. Accordingly, stockholders will receive their basic subscription privilege but, because there are not enough shares of common stock to satisfy all oversubscriptions, remaining shares will be allocated pro-rata, after eliminating all fractional shares, among oversubscribing stockholders.

The Rights Offering has generated approximately $10.0 million in gross proceeds, before expenses. Each whole share in the Rights Offering was issued at a subscription price of $2.99.

The Rights Offering is more fully described in the prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on February 2, 2026, as supplemented by the prospectus supplement filed with the SEC on February 25, 2026, which increased the size of the Rights Offering from $6.0 million to $10.0 million.

ABOUT EMPIRE PETROLEUM

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy, and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2025, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, future commodity prices, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, including inflation, tariffs and interest rates, uncertainties associated with legal and regulatory matters, successful completion of the Company’s Rights Offering, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

CONTACTS

Empire Petroleum Corporation:

Mike Morrisett

President and CEO

539-444-8002

Info@empirepetrocorp.com

Kali Carter

Communications & Investor Relations Manager

918-995-5046

IR@empirepetrocorp.com